Exhibit 1.2

COWEN AND COMPANY, LLC

599 Lexington Avenue, 25th Floor

New York, NY 10022

February 6, 2019

Monocle Acquisition Corporation

750 Lexington Avenue, Suite 1501

New York, NY 10022

Attn: Eric J. Zahler, President and Chief Executive Officer

Ladies and Gentlemen:

This is to confirm our agreement whereby Monocle Acquisition Corporation, a Delaware corporation (“Company”), has requested Cowen and Company, LLC and Chardan Capital Markets, LLC, 17 State Street, Suite 2100, New York, NY 10004 (together, the “Advisors” and each an “Advisor”) to assist it in connection with the Company engaging in a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination (in each case, a “Business Combination”) with one or more businesses (each a “Target”) as described in the Company’s Registration Statement on Form S-1 (File No. 333-228470) filed with the Securities and Exchange Commission (“Registration Statement”) in connection with the Company’s initial public offering (“IPO”).

1.	Services and Fees.

(a)	The Advisors will, from time to time, upon the Company’s request and in consultation with the Company:

(i)	Assist the Company in arranging meetings with its stockholders to discuss one or more potential Business Combinations, including making calls directly to stockholders to discuss each potential Business Combination and each potential Target’s attributes and providing regular marketing feedback, including written status reports, from these meetings and participate in direct interaction with stockholders, in all cases to the extent legally permissible;

(ii)	Assist the Company in preparing presentations to be used with the Company’s stockholders for each potential Business Combination;

(iii)	Introduce the Company to potential investors to purchase the Company’s securities in connection with the Business Combination;

(iv)	Provide financial advisory services to assist the Company in the Company’s efforts to obtain any stockholder approval for one or more Business Combinations, until such time as the Company has completed an initial Business Combination;

(v)	Assist the Company with any press releases and/or filings related to the Business Combination or related Target; and

(vi)	Assist the Company with any other reasonable marketing services as may be customary and appropriate in connection with the Company’s consummation of a Business Combination (the activities described in the foregoing clauses (i)-(vi), the “Services”).

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(b)          As compensation for the Services, the Company will pay the Advisors a cash fee equal to, in the aggregate, 3.5% of the gross proceeds received by the Company from the sale of its equity securities pursuant to the Registration Statement during the IPO, including any proceeds from the full or partial exercise of the underwriters’ over-allotment option described therein (the “Fee”). The Fee is due and payable to the Advisors by wire transfer at the closing of the initial Business Combination (“Closing”), and shall be allocated as agreed to among the Advisors. If a proposed Business Combination is not consummated for any reason during the 21-month period from the closing of the IPO (as such period may be extended), no Fee shall be due or payable to the Advisors hereunder. The Fee shall be exclusive of any other fees which may become payable to the Advisors pursuant to any other agreement between the Advisors and the Company or the Target.

2.            Expenses. At the Closing, the Company shall reimburse the Advisors for all reasonable costs and expenses incurred by the Advisors (excluding any fees and disbursements of counsel) in connection with the performance of the Services hereunder; provided, however, that all expenses in excess of $5,000 in the aggregate shall be subject to the Company’s prior written approval, which approval shall not be unreasonably withheld.

3.            Company Cooperation; Information.

(a)          The Company will provide full cooperation to each Advisor as may be necessary for the efficient performance by such Advisor of its obligations hereunder, including, but not limited to, providing to such Advisor and its counsel, on a timely basis, all documents and information regarding the Company and Target that such Advisor may reasonably request or that are otherwise relevant to the Advisor’s performance of its obligations hereunder (collectively, the “Information”); making the Company’s management, auditors, consultants and advisors available to such Advisor; and using commercially reasonable efforts to provide such Advisor with reasonable access to the management, auditors, suppliers, customers, consultants and advisors of Target. The Company will promptly notify the Advisors of any change in facts or circumstances or new developments affecting the Company or Target or that might reasonably be considered material to any Advisor’s engagement hereunder.

(b)          Each Advisor shall: (i) not disclose to any third parties any Information, presentations and/or materials about the Company, its stockholders and/or affiliates, a potential Business Combination and any Targets (collectively, the “Confidential Information”), to the extent that any such information is not already provided to the public in the Registration Statement, unless such Advisor obtains the Company’s prior written approval (which may be provided via email); (ii) use all Confidential Information provided to it by the Company or any of its officers, directors, affiliates or advisors solely for the purpose of providing the Services; and (iii) take such commercially reasonable precautions as would be prudent given the nature of the Confidential Information, the delivery method, and other relevant factors, in order to prevent disclosure of Confidential Information to third parties.

(c)          Each Advisor agrees that, upon request of the Company, it will (a) destroy or return to the Company all materials provided to the Advisors by the Company which contain Confidential Information and (b) destroy all materials containing or reflecting any Confidential Information, provided, that the Advisors may retain copies of the Confidential Information and such other materials that they are required by law, regulation or internal policies and procedures to retain in their files, subject to the terms hereof. Each Advisor shall certify such destruction to the Company in a certificate signed by an authorized officer who has personally supervised such destruction. Any Confidential Information maintained by the Advisors shall be maintained in accordance with such Advisor’s document retention policies and procedures and applicable laws, rules and regulation.

(d)          If any Advisor reasonably believes it is required by law to disclose any Confidential Information, such Advisor shall: (i) unless prohibited by law or regulation, provide to the Company prompt, advance written notice of such requirement so that the Company has adequate opportunity to seek a protective order or other appropriate remedy; (ii) assist the Company in seeking a protective order or other appropriate remedy; and (iii) in the event such protective order or other remedy is not obtained or the Company waives compliance with the provisions of this section, disclose only that portion of the Confidential Information which such Advisor or its representatives, as the case may be, are advised by counsel is legally required to be disclosed, and exercise reasonable best efforts to obtain assurance that such information will be treated as confidential. Notwithstanding the foregoing, no such notice shall be required in respect of disclosures of Confidential Information to financial regulatory authorities having jurisdiction over the Advisors in connection with routine regulatory inquiries or examinations.

4.            Representations; Warranties and Covenants.

(a)          The Company represents, warrants and covenants to each Advisor that all Information it makes available to any Advisor by or on behalf of the Company in connection with the performance of its obligations hereunder will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make statements made, in light of the circumstances under which they were made, not misleading as of the date thereof and as of the consummation of the Business Combination.

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(b)          Each Advisor represents, warrants and covenants to the Company that it (i) is not prohibited from entering into this Agreement by any other contract, agreement, law or order; (ii) will use personnel of required skill, experience and qualifications to perform the Services; and (iii) will provide written and oral updates as to the performance of the Services as requested by the Company.

5.            Indemnity. The Company shall indemnify the Advisors and their affiliates and directors, officers, employees, shareholders, representatives and agents in accordance with the indemnification provisions set forth in Annex I hereto, all of which are incorporated herein by reference.

Notwithstanding the foregoing and Annex 1, each Advisor agrees, if there is no Closing, (i) that it does not have any right, title, interest or claim of any kind in or to any monies in the Company’s trust account (“Trust Account”) established in connection with the IPO with respect to the Fee or any expenses provided for hereunder (each, a “Claim”); (ii) to waive any Claim it may have in the future as a result of, or arising out of, any Services provided to the Company hereunder; and (iii) to not seek recourse against the Trust Account with respect to the Fee or any expenses provided for hereunder.

6.            Use of Name and Reports. Without each Advisor’s prior written consent (which may be provided via email), neither the Company nor any of its affiliates (nor any director, officer, manager, partner, member, employee or agent thereof) shall quote or refer to in any communication that is intended to become generally available to the public (i) any Advisor’s name or (ii) any advice rendered by any Advisor to the Company or any communication from any Advisor, in connection with performance of the Services, except as required by applicable federal or state law, regulation or securities exchange rule.

7.            Status as Independent Contractor. Each Advisor shall perform the Services as an independent contractor and not as an employee of the Company or affiliate thereof. It is expressly understood and agreed to by the parties that no Advisor shall have authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be expressly agreed to by the Company in writing. In rendering such services, the Advisors will be acting solely pursuant to a contractual relationship on an arm’s-length basis. This Agreement is not intended to create a fiduciary relationship between the parties and neither any Advisor nor any of such Advisor’s officers, directors or personnel will owe any fiduciary duty to the Company or any other person in connection with any of the matters contemplated by this Agreement.

8.            Potential Conflicts. The Company acknowledges that the Advisors are full-service securities firms engaged in securities trading and brokerage activities and providing investment banking and advisory services from which conflicting interests may arise. Subject to the Advisors’ compliance with their obligations in Section 3 hereof and pursuant to applicable laws, (a) in the ordinary course of business, each Advisor and its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of customers, in debt or equity securities of the Company, its affiliates or other entities that may be involved in the transactions contemplated hereby, and (b) nothing in this Agreement shall be construed to limit or restrict any Advisor or any of its affiliates in conducting such business.

9.            Entire Agreement. This Agreement constitutes the entire understanding among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect thereto. This Agreement may not be modified or terminated orally or in any manner other than by an agreement in writing signed by the parties hereto.

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10.          Notices. Any notices required or permitted to be given hereunder shall be in writing and shall be deemed given when sent via email to each party at its respective address set forth below its signature and received by such party’s online access provider or mailed by certified mail or private courier service, return receipt requested, addressed to each party at its respective addresses set forth above, or such other address as may be given by a party in a notice given pursuant to this Section 10.

11.          Successors and Assigns. This Agreement may not be assigned by any party without the written consent of the other parties hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and, except where prohibited, to their successors and permitted assigns.

12.          Non-Exclusivity. Nothing herein shall be deemed to restrict or prohibit the engagement by the Company of other consultants providing the same or similar services or the payment by the Company of fees to such parties. The Company’s engagement of any other consultant(s) shall not affect any Advisor’s right to receive the Fee and reimbursement of expenses pursuant to this Agreement.

13.          Applicable Law; Venue. This Agreement shall be construed and enforced in accordance with the laws of the State of New York.

IN THE EVENT OF ANY DISPUTE UNDER THIS AGREEMENT, EACH PARTY HERETO AGREES THAT THE DISPUTE SHALL BE BROUGHT AND ENFORCED IN THE COURTS OF THE STATE OF NEW YORK, COUNTY OF NEW YORK UNDER THE ACCELERATED ADJUDICATION PROCEDURES OF THE COMMERCIAL DIVISION. EACH PARTY IRREVOCABLY SUBMITS TO SUCH JURISDICTION, WHICH JURISDICTION SHALL BE EXCLUSIVE. EACH PARTY HEREBY WAIVES ANY OBJECTION TO SUCH EXCLUSIVE JURISDICTION AND THAT SUCH COURTS REPRESENT AN INCONVENIENT FORUM. ANY PROCESS OR SUMMONS TO BE SERVED IN SUCH A DISPUTE UPON A PARTY MAY BE SERVED BY TRANSMITTING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, ADDRESSED TO SUCH PARTY AT THE ADDRESS SET FORTH AT THE BEGINNING OF THIS AGREEMENT. SUCH MAILING SHALL BE DEEMED PERSONAL SERVICE AND SHALL BE LEGAL AND BINDING UPON THE PARTY BEING SERVED IN ANY ACTION, PROCEEDING OR CLAIM. THE PARTIES AGREE THAT THE PREVAILING PARTY(IES) IN ANY SUCH ACTION SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY(IES) ALL OF SUCH PREVAILING PARTY’S(IES’) REASONABLE ATTORNEYS’ FEES AND EXPENSES RELATING TO SUCH ACTION OR PROCEEDING AND/OR INCURRED IN CONNECTION WITH THE PREPARATION THEREFOR.

14.          Counterparts. This Agreement may be executed in several original or facsimile counterparts, each one of which shall constitute an original, and all of which together shall constitute but one instrument.

[Signature Page follows]

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If the foregoing correctly sets forth the understanding among the Advisors and the Company with respect to the foregoing, please so indicate your agreement by signing in the place provided below, and this letter shall become a binding contract as of the date first set forth above.

COWEN AND COMPANY, LLC

By:	/s/ Bill Follis
Name: Bill Follis
Title: Managing Director
Email: william.follis@cowen.com

CHARDAN CAPITAL MARKETS, LLC

By:	/s/ Jonas Grossman
Name: Jonas Grossman
Title: President
Email: jgrossman@chardan.com

AGREED AND ACCEPTED BY:

MONOCLE ACQUISITION CORPORATION

By:	/s/ Eric J. Zahler

Name:	Eric J. Zahler
Title:	President and Chief Executive Officer
Email:	eric@monoclepartnersllc.com

[Signature Page to Business Combination Marketing Agreement]

ANNEX I

Indemnification

In connection with the Company’s engagement of Cowen and Company, LLC and Chardan Capital Markets, LLC (together, the “Advisors” and each an “Advisor”) pursuant to that certain letter agreement (“Agreement”) of which this Annex forms a part, Monocle Acquisition Corporation (the “Company”) hereby agrees, subject to the second paragraph of Section 5 of the Agreement, to indemnify and hold harmless each Advisor and each of its affiliates and the respective directors, officers, employees, shareholders, representatives and agents of any of the foregoing (collectively the “Indemnified Persons”), from and against any and all claims, actions, suits, proceedings (including those of stockholders), damages, liabilities and expenses incurred by any of them (including the reasonable fees and expenses of counsel), as incurred (collectively a “Claim”), that (A) are related to or arise out of (i) any actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company, or (ii) any actions taken or omitted to be taken by any Indemnified Person, in connection with the Company’s engagement of the Advisors, or (B) otherwise relate to or arise out of any Advisor’s activities on the Company’s behalf under the Advisors’ engagement, and the Company shall reimburse any Indemnified Person for all expenses (including the reasonable fees and expenses of counsel) as incurred by such Indemnified Person in connection with investigating, preparing and defending any such claim, action, suit or proceeding, whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party. The Company will not, however, be responsible for any Claim that is finally judicially determined to have resulted from bad faith, gross negligence or willful misconduct of any Indemnified Person. The Company further agrees that no Indemnified Person shall have any liability to the Company for or in connection with the Company’s engagement of the Advisors except for any Claim incurred by the Company as a result of such Indemnified Person’s bad faith, gross negligence or willful misconduct.

The Company further agrees that it will not, without the prior written consent of each Advisor, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Person from any and all liability arising out of such Claim.

Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Person shall notify the Company in writing of such complaint or of such assertion or institution, but failure to so notify the Company shall not relieve the Company from any obligation it may have hereunder, except and only to the extent such failure results in the forfeiture by the Company of substantial rights and defenses. If the Company so elects or is requested by such Indemnified Person, the Company will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of the fees and expenses of such counsel. In the event, however, that legal counsel to such Indemnified Person reasonably determines that having common counsel would present such counsel with a conflict of interest or if the defendant in, or target of, any such Claim includes an Indemnified Person and the Company, and legal counsel to such Indemnified Person reasonably concludes that there may be legal defenses available to it or other Indemnified Persons different from or in addition to those available to the Company, then such Indemnified Person may employ its own separate counsel to represent or defend him, her or it in any such Claim and the Company shall pay the reasonable fees and expenses of such counsel. Notwithstanding anything herein to the contrary, if the Company fails timely or diligently to defend, contest, or otherwise protect against any Claim, the relevant Indemnified Party shall have the right, but not the obligation, to defend, contest, compromise, settle, assert crossclaims, or counterclaims or otherwise protect against the same, and shall be fully indemnified by the Company therefor, including for the reasonable fees and expenses of its counsel and all amounts paid as a result of such Claim or the compromise or settlement thereof.

In addition, with respect to any Claim in which the Company assumes the defense, the Indemnified Person shall have the right to participate in such Claim and to retain his, her or its own counsel therefor at his, her or its own expense.

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The Company agrees that if any indemnity sought by an Indemnified Person hereunder is held by a court to be unavailable for any reason, then (whether or not any Advisor is an Indemnified Person) the Company and the Advisors shall contribute to the Claim for which such indemnity is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and such Advisors, on the other, in connection with such Advisors’ engagement referred to above, subject to the limitation that in no event shall the amount of any such Advisor’s contribution to such Claim exceed the amount of Fee actually received by such Advisor from the Company pursuant to such engagement. The Company hereby agrees that the relative benefits to the Company, on the one hand, and each Advisor, on the other, with respect to such Advisor’s engagement shall be deemed to be in the same proportion as (a) the total value paid or proposed to be paid or received by the Company or its stockholders, as the case may be, pursuant to the transaction (whether or not consummated) for which the Advisors are engaged to render services bears to (b) the Fee paid or proposed to be paid to such Advisor in connection with such engagement.

The Company’s indemnity, reimbursement and contribution obligations under this Agreement (a) shall be in addition to, and shall in no way limit or otherwise adversely affect, any rights that any Indemnified Party may have at law or at equity and (b) shall be effective whether or not the Company is at fault in any way.

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